Exhibit 16.1

July 17, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by The OLB Group, Inc. under Item 4.01 of its Form 8-K dated July 17, 2024. We agree with the statements concerning our Firm in such Form 8-K; we have no basis to agree or disagree with other statements made by The OLB Group, Inc. contained therein.

Sincerely,

/s/ Mac Accounting Group & CPAs, LLP